Exhibit 5.1

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April 28, 2022 Apple Inc. One Apple Park Way Cupertino, California 95014	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Re: Registration Statement on Form S-8

To the addressee set forth above:

We have acted as special counsel to Apple Inc., a California corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) of an additional $660,000,000 of deferred compensation obligations (the “Obligations”) issuable pursuant to the Apple Inc. Deferred Compensation Plan (the “Plan”) on April 28, 2022.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to Obligations.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of California, and, to the extent applicable, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and we express no opinion with respect to any other laws, including, in the case of the State of California, as to any matters of municipal law or the laws of any local agencies within any state. Our opinion is based upon our consideration of only those statutes, regulations and reported decisional law, which in our experience are normally applicable to deferred compensation plans. We are not providing an opinion as to (i) the applicability of ERISA to the Plan, (ii) whether the Plan is being operated in accordance with ERISA, to the extent applicable, or (iii) whether the employees whom have been selected pursuant to the terms of the Plan to participate in the Plan would constitute a “select group of management or highly compensated employees” within the meaning of ERISA.

April 28, 2022

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Obligations, when incurred in the manner contemplated by the Registration Statement and the Plan and subject to the Company completing all actions and proceedings required on its part to be taken under the terms of the Plan, will be legally valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the Plan.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (ii) (a) the effect of general principles of equity whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing and (c) the discretion of the court before which a proceeding is brought; and (iii) the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness. We express no opinion as to (a) consents to, or restrictions upon, governing law, jurisdiction, venue, remedies, or judicial relief, (b) provisions authorizing or validating conclusive or discretionary determinations, and (c) the severability, if invalid, of provisions to the foregoing effect.

In addition, we express no opinion with respect to any obligations or liabilities of any other person or entity under the Plan. We further express no opinion with respect to the liabilities or obligations of the Company, or any other person or entity, under any trust agreement entered into or that may be entered into in connection with the Plan, and we express no opinion with respect to the applicability to, or the effect on, any such trust agreement of ERISA or any other laws.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP